Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ANNOUNCES REDEMPTION OF OUTSTANDING 6.70% SENIOR NOTES DUE 2022

ST. LOUIS, December 15, 2014 – Stifel Financial Corp. (NYSE: SF) today announced that it will redeem 100% of its outstanding 6.70% Senior Notes due 2022 (the “Notes”) on January 15, 2015, the redemption date.

The redemption price is equal to the sum of the principal amount of the Notes outstanding and accrued and unpaid interest on the Notes up to, but not including, the redemption date.

This is not an offer to sell or a solicitation of an offer to buy any securities.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Century Securities Associates, Inc., and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited; Keefe, Bruyette & Woods Limited; and Oriel Securities Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. offers trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

Investor Relations Contact

Sarah Anderson, (415) 364-2500

investorrelations@stifel.com